Exhibit 11

                     [WILMER, CUTLER & PICKERING Letterhead]

                                 August 14, 2002

Lord Abbett Investment Trust
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

      You have requested our opinion in connection with your filing of the Registration Statement on Form N-14 (the "Registration Statement") under the Investment Company Act of 1940, as amended, of Lord Abbett Investment Trust, a Delaware business trust (the "Company"), and in connection therewith your registration of the following shares of beneficial interest, without par value, of the Company (collectively, the "Shares"): Lord Abbett High Yield Fund (Classes A, B, and C).

      We have examined and relied upon originals, or copies certified to our satisfaction, of such Company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

      We are of the opinion that the Shares to be issued in connection with the reorganization have been duly authorized and, assuming the issuance of the Shares at net asset value and receipt by the Company of the consideration therefore as set forth in the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid, and nonassessable.

      We express no opinion as to matters governed by any laws other than Title 12 of the Delaware Code. We consent to the filing of this opinion solely in connection with the filing of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   WILMER, CUTLER & PICKERING

                                   By:  /s/ JAMES E. ANDERSON
                                            James E. Anderson, a partner